Exhibit 21.1

List of Subsidiaries of UiPath, Inc.

Company Name	Jurisdiction of Incorporation
UiPath SRL	Romania
UiPath Kabushiki Kaisha	Japan
UiPath Robotic Process Automation India Private Limited	India
UiPath Business Solutions India Private Limited	India
CloudElements Technologies India Private Limited	India
UiPath Canada Operations Ltd.	Canada
UiPath Netherlands Holding B.V.	Netherlands
UiPath Netherlands B.V.	Netherlands
UiPath Process Mining B.V.	Netherlands
UiPath Switzerland GmbH	Switzerland
UiPath Ltd. (UK)	United Kingdom
Reinfer Ltd.	United Kingdom
UiPath AB	Sweden
UiPath Australia Pty Ltd	Australia
UiPath Shanghai Technology Co., Ltd.	China
UiPath France SAS	France
UiPath GmbH	Germany
UiPath Limited (Hong Kong)	Hong Kong
UiPath PTE LTD	Singapore
UiPath Korea Ltd.	South Korea
UiPath Austria GmbH	Austria
UiPath Belgium	Belgium
UiPath Brasil Consultoria Limitada	Brazil
UiPath Denmark ApS	Denmark
UiPath FZ-LLC	Dubai
UiPath Finland Oy	Finland
UiPath Israel LTD	Israel
UiPath Italy SRL	Italy
UiPath Mexico S. DE R.L. DE C.V.	Mexico
UiPath Norway AS	Norway
UiPath Poland sp. z o.o.	Poland
UiPath OOO	Russia
UiPath Saudi Arabia Information Technology LLC	Saudi Arabia
UiPath South Africa (Pty) LTD	South Africa
UiPath Spain S.L.	Spain
UiPath Ukraine LLC	Ukraine
The Conundrum IP LLC	Delaware, United States of America
UiPath Ventures LLC	Delaware, United States of America